Exhibit 2.4

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GREEN BANCORP, INC.,

OPPORTUNITY MERGER SUB CORP.

and

OPPORTUNITY BANCSHARES, INC.

Dated as of March 14, 2012

INDEX OF DEFINED TERMS

Definition	Location

409A Authorities	3.13(c)
Acquisition Proposal	5.2
Action	3.10(a)
Adjusted Tangible Book Value	2.2(b)
Affiliate	8.3(a)
Agency	3.17(g)(i)
Aggregate Merger Consideration	2.2(a)
Agreement	Preamble
AJCA	3.13(c)
Balance Sheet	3.6(a)
Bank	Recitals
Bank Merger	Recitals
Book Value	2.2(b)
Business Day	8.3(b)
Certificate of Merger	1.3
Certificates	2.4(b)
Closing	1.2
Closing Date	1.2
Code	2.5
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	III
Company Intellectual Property	3.20
Company Plans	3.13(a)
Company Preferred Stock	3.2(a)
Company Reports	3.12
Company Stock Awards	3.2(b)
Company Stock Plans	3.2(b)
Confidentiality Agreement	5.4
Contract	3.5(a)
control	8.3(c)
D&O Tail	5.11(b)
Delaware Secretary of State	1.3
Derivative Contract	3.27
DGCL	1.1
Disputed Amount	2.4(a)
Dissenting Shares	2.6
Effective Time	1.3
Environmental Laws	3.26
ERISA	3.13(a)
FDIC	3.1(c)

v

Federal Reserve	4.3(b)
Final Adjusted Tangible Book Value	2.2(d)
Final Closing Statement	2.2(d)
Financial Statements	3.6(a)
GAAP	2.2(b)
Governmental Entity	3.5(b)
Green Bank	Recitals
Indebtedness	5.1(g)
Indemnified Parties	5.11(c)
Information Statement	3.8
Initial Resolution Period	2.4(a)
Insurer	3.17(g)(iii)
Interim Closing Statement	2.2(c)
Interim Financial Statements	3.6(a)
Investment Agreement	2.3(a)
IRS	3.13(a)
knowledge	8.3(d)
Law	3.5(a)
Liens	3.2(a)
Loan Investor	3.17(g)(ii)
Loans	3.17(a)
Material Adverse Effect	3.1(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Sub	Preamble
Neutral Auditor	2.4(a)
New Employment Agreement	5.12(a)
Nonqualified Deferred Compensation Plan	3.13(c)
Objection Notice	2.4(a)
OCC	4.3(b)
Outside Date	7.1(b)(i)
Parent	Preamble
Paying Agent	2.4(a)
Payment Fund	2.4(a)
PBGC	3.13(b)(iii)
Per Share Merger Consideration	2.2(a)
Permits	3.11
Permitted Liens	3.19
Person	8.3(e)
Preliminary Closing Statement	2.2(b)
Regulatory Agreement	3.28
Representatives	5.2
Requisite Regulatory Approvals	6.1(c)
Requisite Stockholder Approval	3.4(c)
Severance and Retention Expenses	5.12(b)
Shares	1.8

Stockholder’s Agreement	2.3(a)
Subsequent Events	2.2(d)
Subsidiary	8.3(f)
Surviving Corporation	Recitals
Takeover Laws	3.21
Tangible Book Value	2.2(b)
Tax	3.15(g)(i)
Tax Returns	3.15(g)(ii)
Taxes	3.15(g)(i)
TBV Adjustments	2.2(b)
Terminated Employees	5.12(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2012, among GREEN BANCORP, INC., a Texas corporation (“Parent”), OPPORTUNITY MERGER SUB CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and OPPORTUNITY BANCSHARES, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that it is in the best interests of the Company and its stockholders to consummate the business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, it is contemplated that, immediately following the execution of this Agreement, each of the directors, executive officers and certain stockholders of the Company shall execute and deliver to the Company irrevocable written consents adopting this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, it is contemplated that, immediately following the consummation of the Merger, Opportunity Bank, N. A., a national banking association and wholly-owned subsidiary of the Company (the “Bank”), will be merged with and into Green Bank, N. A., a national banking association and wholly-owned subsidiary of Parent (“Green Bank”, and such merger, the “Bank Merger”), with Green Bank as the surviving entity in the Bank Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

Section 1.2            Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or remotely via the electronic or other exchange of documents and signature pages, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3            Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4            Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5            Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that the certificate of incorporation of Merger Sub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Company shall be substituted for the name of Merger Sub) until thereafter amended in accordance with their terms and as provided by applicable Law.

(b)           At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that the bylaws of Merger Sub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that the name of the Company shall be substituted for the name of Merger Sub) until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6            Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7            Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.8            Reservation of Right to Revise Structure.  Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (a) any such change shall not affect the United States federal income tax consequences of the Merger to holders of the shares of both voting and non-voting common stock, $0.001 par value, of the Company (the Company’s voting and non-voting common stock being referred to herein as the “Shares”) and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Shares as merger consideration, (ii) impede or materially delay consummation of the business combination or (iii) materially delay or jeopardize the receipt of the Requisite Regulatory Approvals (as defined below) or other consents and approvals relating to the consummation of the Merger.  In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change; provided, that the Parent shall have no right to terminate the Agreement pursuant to (A) Section 7.1(b)(i) as a result of any delay resulting from such change or (B) Section 7.1(c)(iii) to the extent that any such change requires the Company to obtain new or re-solicit the approval of its stockholders; provided, further, that any reasonable and documented out-of-pocket costs and expenses incurred by the Company or the Bank in connection with any such change shall be excluded from the Adjusted Tangible Book Value and TBV Adjustments (as defined below).

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1            Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)           Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive only the Per Share Merger Consideration (as defined below) in cash, without interest, subject to deduction for any required withholding Tax.  As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Per Share Merger Consideration subject to any required withholding Tax, without interest.

(b)           Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Corporation.

Section 2.2            Determination of Per Share Merger Consideration.

(a)           The “Per Share Merger Consideration” shall be equal to the quotient of (i) the Aggregate Merger Consideration (as defined below) divided by (ii) the aggregate number of Shares outstanding immediately prior to the Effective Time.  The “Aggregate Merger Consideration” shall be equal to ten million one hundred and ninety-five thousand U.S. dollars ($10,195,000); provided that (A) to the extent the Adjusted Tangible Book Value (as defined below) as of the Effective Time is less than eight million three hundred thousand U.S. dollars ($8,300,000), the Aggregate Merger Consideration shall automatically be reduced on a dollar-for-dollar basis, and (B) if Dissenting Shares represent more than two percent (2.00%) of the outstanding Shares, the Aggregate Merger Consideration shall automatically be reduced by one hundred thousand U.S. dollars ($100,000) (regardless of whether there is an adjustment to the Aggregate Merger Consideration under clause (A) above).

(b)           Schedule 2.2(b) sets forth a summary consolidated balance sheet of the Company and the Bank as of January 31, 2012 (the “Preliminary Closing Statement”), which is derived from the Balance Sheet described in Section 3.6(a) and prepared, with respect to the calculation of Book Value (as defined below) and Tangible Book Value (as defined below), in accordance with generally accepted accounting principles (“GAAP”) consistently applied.  The Preliminary Closing Statement shall set forth (i) the consolidated stockholders’ equity of the Company and the Bank (the “Book Value”) as of January 31, 2012, (ii) the consolidated tangible stockholders’ equity of the Company and the Bank (the “Tangible Book Value”) as of January 31, 2012, which shall be equal to the Book Value as of January 31, 2012 less goodwill, (iii) to the extent not reflected in Tangible Book Value, an amount equal to the sum of all financial advisory fees and expenses, all legal, accounting or consulting fees and expenses, the costs and expenses related to the D&O Tail (as defined below), all Severance and Retention Expenses (as defined below), fifty percent (50%) of the fees, expenses and other costs of the Neutral Auditor as contemplated by Section 2.2(g) below (if any), any stockholder litigation settlement amounts and the Company’s costs and expenses related thereto as contemplated by Section 5.10 and Section 6.2(k), and any other costs, fees or expenses incurred or reasonably expected to be incurred by the Company or the Bank in connection with the transactions contemplated by this Agreement (collectively, the “TBV Adjustments”), and (iv) an amount (the “Adjusted Tangible

Book Value”) equal to (A) the Tangible Book Value as of January 31, 2012, minus (B) the TBV Adjustments.

(c)           Not later than ten (10) days after each month-end during the period from the date of this Agreement until the Effective Time, the Company shall prepare in good faith and deliver to Parent an updated Preliminary Closing Statement as of such month-end (each such statement, an “Interim Closing Statement”).  Each such Interim Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and shall set forth the Book Value and the Tangible Book Value as of such month-end, the TBV Adjustments anticipated as of such month-end and the Adjusted Tangible Book Value resulting therefrom.  In the event Parent disputes any part of the Interim Closing Statements (including the Adjusted Tangible Book Value stated therein), the Company and Parent shall cooperate in good faith to resolve such dispute as promptly as possible.

(d)           Not later than five (5) Business Days prior to the anticipated Effective Time, the Company shall prepare in good faith and deliver to Parent an updated Preliminary Closing Statement as of the month-end immediately preceding the anticipated Effective Time (such statement, the “Final Closing Statement”).  Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and the Interim Closing Statements and shall set forth the Book Value and the Tangible Book Value as of the month-end immediately preceding the anticipated Effective Time, the TBV Adjustments through the Closing Date, and the Adjusted Tangible Book Value resulting therefrom (the “Final Adjusted Tangible Book Value”).  The Final Closing Statement shall include subsequent event footnotes and other explanatory notes to the extent the Company has knowledge of changes or events not in the ordinary course of business that would give rise to a material adjustment to the Book Value or the Tangible Book Value set forth on the Final Closing Statement had such statement been prepared as of the Closing Date (such changes or events, the “Subsequent Events”).

(e)           Parent shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by the Company or its accountants in connection with its preparation of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement, as well as to finance and accounting personnel of the Company and any other information which Parent may reasonably request in connection with its review of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement, including relating to Subsequent Events.

(f)            In the event Parent disputes the Final Closing Statement (including the Final Adjusted Tangible Book Value), Parent shall give the Company written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and, to the extent possible based on the information at its disposal, specifying Parent’s good faith proposed calculation of Final Adjusted Tangible Book Value (the difference between the amount of the Final Adjusted Tangible Book Value contained in the Final Closing Statement (as applicable) and the Parent’s proposed calculation of Final Adjusted Tangible Book Value shall be referred to herein as the “Disputed Amount”) within five (5) Business Days following the delivery of the Final Closing Statement.  If the Parent does not timely deliver an Objection

Notice within such 5-Business Day period, the Final Adjusted Tangible Book Value set forth in the Final Closing Statement delivered by the Company shall be utilized for the calculation of the Aggregate Merger Consideration pursuant to Section 2.2(a) above and shall be final and binding on all the parties.

(g)           If the Parent timely delivers an Objection Notice, Parent and the Company shall cooperate in good faith to resolve such dispute; provided, however, that if Parent and the Company cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), the Parent and the Company shall appoint Grant Thornton LLP, or if Grant Thornton is unwilling or unable to serve in such capacity, such other mutually acceptable accounting firm of national or regional reputation (the “Neutral Auditor”), to arbitrate the dispute under the rules the Neutral Auditor imposes.  The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Company and Parent with respect to such disputed item, as the case may be.  Upon reaching its determination of Final Adjusted Tangible Book Value, the Neutral Auditor shall deliver a copy of its calculation of Final Adjusted Tangible Book Value to Parent and the Company.  The determination of the Neutral Auditor shall be made within thirty (30) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties.  No party or their Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of Final Adjusted Tangible Book Value.  Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by Parent, and the other fifty percent (50%) of such fees, expenses and costs shall be included as a TBV Adjustment hereunder.  For the avoidance of doubt, the dispute resolution process contemplated by Section 2.2(f) and (g) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Adjusted Tangible Book Value as of the month end immediately preceding the delivery of the Final Closing Statement, regardless of the date on which the Neutral Auditor delivers its calculation.

Section 2.3            Treatment of Warrants, Options and other Stock Awards.

(a)           Prior to the Effective Time, the Company and the holders of the Warrants (as defined in the Investment Agreement (as defined below)) have irrevocably agreed, effective as of the Effective Time, to cancel each Warrant as of the Effective Time, and the holders of each such Warrant shall not be entitled to any consideration in connection with such cancellation.  “Investment Agreement” means that certain Investment Agreement, dated as of March 29, 2010, among the Company and the purchasers identified therein.

(b)           Following the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall not grant, authorize the grant or issue any Company Stock Awards.  In addition to the foregoing, the Company shall take all actions necessary to ensure that, as of the Effective Time, all of the Company Stock Plans shall terminate and the Company and the Bank shall not make any payment in connection with any Company Stock Plan.

(c)           The Company shall take all actions necessary or appropriate to effect the transactions contemplated by this Section 2.3, including delivering all required notices, obtaining any required consents, making any determinations or adopting any necessary resolutions of the Company Board or a committee thereof.

Section 2.4            Exchange and Payment.

(a)           At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Paying Agent”), in trust for the benefit of holders of Shares in accordance with Section 2.1(a) cash in an amount equal to the Aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement.

(b)           As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Per Share Merger Consideration payable with respect thereto pursuant to Section 2.1(a).  Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued for the benefit of holders of Certificates on the Per Share Merger Consideration.

(c)           If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(d)           Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration payable with respect thereto pursuant to Section 2.1(a) in respect of Shares theretofore represented by such Certificate, without any interest thereon.

(e)           All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, such Certificates shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)            The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.  Any loss resulting from such investments or other shortfall in the Payment Fund shall not relieve Parent of its obligation to pay the Aggregate Merger Consideration pursuant to Article II and Parent shall promptly deposit additional cash with the Paying Agent upon receipt of notice from the Company or the Paying Agent of any such losses or other shortfall in the Payment Fund.

(g)           Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand of Parent, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Per Share Merger Consideration with respect to Shares formerly represented by such Certificate, without interest.

(h)           None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, an agreement to indemnify Parent and the Paying Agent or the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(a) of this Agreement.

(j)            Any portion of the Payment Fund made available to the Paying Agent pursuant to Section 2.4(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.6 shall be returned to Parent, upon demand.

Section 2.5            Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state or local Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6            Dissenting Shares.  Each outstanding Share the holder of which has perfected his appraisal rights pursuant to Section 262 of the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided that if any such holder thereafter shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration as described in Section 2.1(a), without any interest thereon.  The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the value of such Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands.  The Company shall not, except with the prior written consent of the Parent (to the extent required by Section 5.10) (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under the DGCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Organization, Standing and Power.

(a)           Each of the Company and the Bank (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions affecting other companies in the industries in which such party and its Subsidiaries operate, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) the termination of any employees or independent contractors, (F) any failure by the Company or the Bank to meet or exceed any internal projections, forecasts or revenue or earnings predictions for any period (but excluding the underlying causes of any such failure), (G) a decline in the Adjusted Tangible Book Value from January 31, 2012 through the month-end as of which the Final Closing Statement is prepared, (H) any change in the Bank’s allowance for loan and lease losses through the month-end as of which the Final Closing Statement is prepared, (I) a decrease in the aggregate amount of core deposit liabilities of the Bank (defined as demand, checking, savings, money-market and transactional accounts and certificates of deposit, but excluding, for the avoidance of doubt, brokered certificates of deposits) or (J) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A) through (F), to the extent that the effects of any such change or event are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b)           The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws.

(c)           The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by the Company or the Bank.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Company’s knowledge, threatened.

Section 3.2            Capital Stock.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares, $0.001 par value per share, of which 60,000,000 shares are designated as voting common stock, 30,000,000 shares are designated as non-voting common stock and 10,000,000 shares of preferred stock (the “Company Preferred Stock”).  As of the date hereof, (i) 2,212,211 shares of voting common stock and 48,882 shares of non-voting common stock (in each case, excluding treasury shares) were issued and outstanding, (ii) 228,000 Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 294,674 shares of non-voting common stock were reserved for issuance pursuant to the Warrants, and (v) 2,653,376 Shares were reserved for issuance pursuant to Company Stock Plans (of which no shares were subject to outstanding Company Stock Awards).  All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  No shares of capital stock of the Company are owned by the Bank.  All the outstanding shares of capital stock or other voting securities or equity interests of the Bank have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights.  All of the shares of capital stock or other voting securities or equity interests of the Bank are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).  Neither the Company nor the Bank has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or the Bank on any matter.  Except as set forth above in this Section 3.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or the Bank convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or the Bank, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or the Bank or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or the Bank, or obligations of the Company or the Bank to issue, any shares of capital stock of the Company or the Bank, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or the Bank or rights or interests described in clause (C) or (E) obligations of the Company or the Bank to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  Except for the Stockholder’s Agreement (the “Stockholder’s Agreement”) dated as of March 29, 2010, among the Company and certain other persons identified therein, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or the Bank is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or the Bank.

(b)           There are no outstanding options or other rights to purchase or receive Shares or similar rights granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Stock Plans”) or otherwise (collectively, “Company Stock Awards”).

Section 3.3            Subsidiaries.  The Company has no direct or indirect Subsidiaries other than the Bank.  Except for the capital stock of, or other equity or voting interests in, the Bank, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4            Authority.

(a)           The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except for the Requisite Stockholder Approval (as defined below).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)           The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval at a special meeting or by written consent and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)           The adoption of this Agreement by stockholders holding at least a majority of the outstanding shares of the Company’s voting common stock is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities required by applicable Law in connection with the consummation of the Merger (the “Requisite Stockholder Approval”).  Other than the Requisite Stockholder Approval, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 3.5            No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or the Bank under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of the Bank, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract” (disregarding any materiality qualifier herein)) to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any material federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or the Bank or by which the Company or the Bank or any of their respective properties or assets may be bound.

(b)           No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other governmental authority or instrumentality (each, a “Governmental Entity”) is required by or with respect to the Company or the Bank in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL and (iii) the receipt of such approvals and consents as are required under applicable banking Laws, including from the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), if applicable, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices set forth in Section 3.5(b) of the Company Disclosure Letter.

Section 3.6            Financial Statements.

(a)           A true and complete copy of the audited consolidated balance sheet of the Company and the Bank as of December 31, 2010, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows of the Company and the Bank, together with all related notes and schedules thereto, accompanied by the reports thereon of the

Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and the Bank as of January 31, 2012 (the “Balance Sheet”), and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Bank, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.6(a) of the Company Disclosure Letter.  Each of the Financial Statements, the Interim Financial Statements and the financial statements to be prepared by the Company after the date of this Agreement (including a true and complete copy of the audited consolidated balance sheet of the Company and the Bank as of December 31, 2011, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows of the Company and the Bank, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors, which shall be delivered to Parent not later than March 31, 2012) (i) has been, or will be, prepared based on the books and records of the Company and the Bank (except as may be indicated in the notes thereto), (ii) has been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Bank as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of notes and normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.  The books and records of the Company and the Bank in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.  The Company’s independent auditor has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           The records, systems, controls, data and information of the Company and the Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Bank or their accountants (including all means of access thereto and therefrom).

Section 3.7            No Undisclosed Liabilities.  Neither the Company nor the Bank has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, reserved against or disclosed on the Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (c) the TBV Adjustments or (d) that are not, individually or in the aggregate, material to the Company and the Bank, taken as a whole.

Section 3.8            Certain Information.  The Information Statement will not, at the time it is first mailed to the Company’s stockholders and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  For purposes of this Agreement, the letter to stockholders and associated information statement, including this Agreement and the form of written consent, to be distributed to stockholders in connection with the Merger (including any amendments or supplements thereto) are collectively referred to as the “Information Statement.”

Section 3.9            Absence of Certain Changes or Events.  Since December 31, 2011:  (a) the Company and the Bank have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (c) none of the Company or the Bank has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10          Litigation.

(a)           There is no action, suit, claim, arbitration, investigation or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or the Bank, any of their respective properties or any of their respective assets.  Neither the Company nor the Bank nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction or decree of any Governmental Entity (other than any orders or decrees of general applicability and not specifically directed at the Company or the Bank).  Since January 1, 2010, (i) there have been no subpoenas, written demands, or document requests received by the Company or any Affiliate of the Company from any Governmental Entity, except such as are received by the Company or any Affiliate of the Company in the ordinary course of business or as are not, individually or in the aggregate, material to the Company taken as a whole, and (ii) no Governmental Entity has requested that the Company or the Bank enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(b)           A true and complete copy of the settlement agreement with respect to the Drinks Unique credit has been provided to Parent, including all releases obtained in connection therewith.  Other than any obligations that remain to be performed under such settlement agreement, neither the Company nor the Bank shall have any liability or obligation with respect to the Drinks Unique credit or the settlement thereof.

Section 3.11          Compliance with Laws.  The Company and the Bank have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted.  All such Permits are in full force and effect.  Since January 1, 2010, the Company and the Bank have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit

Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and the Company does not know of, and has not received since January 1, 2010, written notice of, any material defaults or material violations of any applicable Law, rule or regulation.  The Bank was rated at least “satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision and the Company has no reason to believe that the Bank will not maintain at least a “satisfactory” rating following its next Community Reinvestment Act examination.

Section 3.12          Reports.  Since January 1, 2010, the Company and the Bank have filed all materials reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.

Section 3.13          Benefit Plans.

(a)           The Company has provided to Parent a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or the Bank has any present or future right to benefits or the Company or the Bank has had or has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or the Bank to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)           With respect to the Company Plans:

(i)            each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii)           each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)          there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expect to give rise to any such Actions;

(iv)          no Company Plan is subject to Title IV of ERISA or subject to Section 4.12 of the Code;

(v)           no Company Plan is a “multiemployer plan” (within the meaning of ERISA Section 3(37));

(vi)          neither the Company nor the Bank maintains any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and the Bank are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and

(vii)         none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)           Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii) IRS Notice 2005 1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007 86 (clauses (i) and (ii), together, the “409A Authorities”).  No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities.

(d)           Section 3.13(d) of the Company Disclosure Letter sets forth all employees, consultants and independent contractors of the Company and the Bank as well as a detailed summary of any agreements or understandings relating to the employment, compensation or benefit arrangements of any such individuals, including any obligations of the Company or the Bank with respect to severance or post-termination benefits.

Section 3.14          Labor Matters.

(a)           The Company and the Bank are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.  Within the past two (2) years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or the Bank by employees.  No employee of the Company or the Bank is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees.  To the knowledge of the Company, no executive officer of the Company or the Bank is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or the Bank to any liability with respect to any of the foregoing matters.  The Company and the Bank are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable state or local laws relating to facility closings and layoffs.

(b)           The Company and the Bank are and have been in compliance in all material respects with all applicable Laws and contractual obligations relating to the termination of any employees or consultants, any such terminations are valid and binding and no Actions are pending or, to the knowledge of the Company, threatened with respect to any such terminations, including with respect to any terminations contemplated by Section 5.12.

Section 3.15          Taxes.

(a)           All Tax Returns required by applicable Law to be filed by or on behalf of the Company or the Bank have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all respects.

(b)           Neither the Company nor the Bank (1) is delinquent in the payment of any Tax, (2) has incurred, since the date of the Balance Sheet, any liability for Taxes other than in the ordinary course of business, (3) has any liability for Taxes other than Taxes of the Company and the Bank (except for amounts incurred pursuant to contracts, the principal purpose of which is not the allocation of responsibility for Taxes, entered into in the ordinary course of business with vendors, customers, lessees and the like), nor (4) has received written notice of any actual or proposed deficiencies or assessments for Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the Balance Sheet to the extent required by GAAP.

(c)           No Liens for Taxes exist with respect to any assets or properties of the Company or the Bank, except for statutory Liens for Taxes not yet delinquent.

(d)           Neither the Company nor the Bank is a party to or bound by any closing agreement or similar agreement, and there are no material adjustments under Section 481 of the Code that have been requested by the Company or proposed in writing by any Governmental Entity with respect to the Company or the Bank, in each case that is reasonably expected to increase the liability of the Company or the Bank for Taxes following the Closing Date.

(e)           Neither the Company nor the Bank has participated in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1).

(f)            As of the date of this Agreement, there are no proceedings now pending, or to the knowledge of the Company, threatened against or with respect to the Company or the Bank with respect to any Tax.

(g)           As used in this Agreement:

(i)            “Tax” or “Taxes” means federal, state, provincial or local taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, whether disputed or not; and

(ii)           “Tax Returns” means all domestic (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return, whether or not filed.

Section 3.16          Contracts.

(a)           Section 3.16 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or the Bank is a party or by which any of their respective properties or assets is bound:

(i)            any Contract that limits the ability of the Company or the Bank to compete in any line of business or with any Person or in any geographic area or, to the Company’s knowledge, upon consummation of the Merger will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a financial holding company may lawfully engage;

(ii)           any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(iii)          any Contract that obligates the Company or the Bank (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis;

(iv)          any Contract that limits the payment of dividends by the Company or the Bank;

(v)           any material Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(vi)          any Contract for Indebtedness;

(vii)         any Contract that by its terms calls for aggregate payment or receipt by the Company and the Bank under such Contract of more than $75,000 over the remaining term of such Contract;

(viii)        any Contract that provides for potential indemnification payments by the Company or the Bank or the potential obligation of the Company or the Bank to repurchase loans or leases;

(ix)          any Contract not entered into in the ordinary course of business between the Company or the Bank, on the one hand, and any Affiliate thereof other than the Bank;

(x)           any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board;

(xi)          any Contract that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum (other than any such contracts which are terminable by the

Company or the Bank on 60 days or less notice without any required payment or other conditions (other than the condition of notice));

(xii)         any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii)        any Company Plan, including any Contract with any professional employer organization providing employees and services to the Company or the Bank;

(xiv)        any Contract relating to real estate occupied or leased by the Company and the Bank or used by any of its employees or consultants that imposes any monetary or other material obligations on the Company or the Bank; or

(xv)         any Contract not of the type described in clauses (i) through (xiv) above and which involved the payments by, or to, the Company or the Bank in the fiscal year ended December 31, 2011, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2012 of more than $75,000 (in either case, other than pursuant to Loans originated or purchased by the Company or the Bank in the ordinary course of business consistent with past practice).

Each contract of the type described in clauses (i) through (xv) is referred to herein as a “Material Contract” and a complete and accurate copy of each Material Contract shall have been provided to Parent or its representatives prior to the date hereof.

(b)           (i) Each Material Contract is valid and binding on the Company and the Bank to the extent the Bank is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the Company and the Bank, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there is no default under any Material Contract by the Company or the Bank or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or the Bank or, to the knowledge of the Company, any other party thereto under any such Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)           The Agreement, dated April 2, 2007, between Fiserv Solutions, Inc. and the Bank shall expire not later than December 26, 2012, and neither the Bank nor any of its Affiliates shall have any further obligations or liabilities thereunder following such expiration.

Section 3.17          Loan Portfolio.

(a)           Except as set forth in Section 3.17(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor the Bank is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan under the terms of which the obligor was, as of February 29, 2012, over 90 days delinquent in payment of principal or interest or in default of any other provision or (ii) Loan with any director, executive officer or 5% or greater stockholder of the Company or the Bank, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with, or an immediate family member of, any of the foregoing.  Section 3.17(a) of the Company Disclosure Letter sets forth (x) all of the Loans of the Company or the Bank that as of February 29, 2012 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of February 29, 2012 and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and the Bank that as of February 29, 2012 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of February 29, 2012, and (z) each asset of the Company and the Bank that as of February 29, 2012 was classified as “Other Real Estate Owned” and the book value thereof.

(b)           Each Loan of the Company and the Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured or purported to be secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  To the extent secured, the collateral securing each Loan of the Company and the Bank is free and clear of all liens (other than Permitted Liens).

(c)           Except as set forth in Section 3.17(c) of the Company Disclosure Letter, none of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(d)           The Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company satisfied, (A) the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (B) all applicable requirements of federal, state and local laws, regulations and rules, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or the Bank, on the one hand, and any Agency, Loan Investor or Insurer, on the other hand, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (E)

the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(e)           Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or the Bank), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(f)            The aggregate book value of the Company’s and the Bank’s non-performing assets, and the aggregate allowance for loan and lease losses, in each case, as of February 29, 2012 is set forth in Section 3.17(f) of the Company Disclosure Letter.

(g)        For purposes of this Section 3.17:

(i)    “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or the Bank or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(ii)   “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or the Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii)  “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or the Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture, the United States Small Business Administration and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.18          Insurance.  The Company and the Bank are insured with reputable insurers against such risks and in such amounts as the management of the Company and the Bank reasonably has determined to be prudent and consistent with industry practice.  The Company and the Bank are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and the Bank, the Company and the Bank are the sole beneficiaries of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.19          Properties.  The Company or the Bank owns and has good and valid title to all of its respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or the Bank consistent with past practice, (iii) liens securing indebtedness or liabilities that are specifically reflected in the Financial Statements and (iv) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Bank as currently conducted (“Permitted Liens”).

Section 3.20          Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, either the Company or the Bank owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or the Bank of the intellectual property rights of any Person; (b) to the knowledge of the Company, the conduct of the businesses of the Company and the Bank has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor the Bank has made any claim of an infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and the Bank have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or the Bank’s rights or obligations under, any agreement under which the Company or the Bank grants to any Person, or any Person grants to the Company or the Bank, a license or right under or with respect to any Company Intellectual Property.

Section 3.21          State Takeover Statutes.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. No “fair price” law is applicable to such agreements or transactions.

Section 3.22          No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23          Affiliate Transactions.  No executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or the Bank or any of their respective properties or assets or has any material interest in any material property owned by the Company or the Bank or has engaged in any material transaction with any of the foregoing within the last three (3) years.

Section 3.24          Brokers.  No broker, investment banker, financial advisor or other Person, other than Commerce Street Capital, LLC, the fees of which are set forth in Section 3.24 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Bank.

Section 3.25          Opinion of Financial Advisor.  Commerce Street Capital, LLC has delivered to the Company Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares.  A copy of such opinion will promptly be delivered to Parent, it being agreed that Parent and its Affiliates have no right to rely on such opinion.

Section 3.26          Environmental Matters.  Except for those violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and the Bank have complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Company or the Bank relating to any Environmental Law; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity that impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to the Company’s knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company) under circumstances which could reasonably be expected to result in liability to or claims against the Company relating to any Environmental Law.

Section 3.27          Derivatives.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Company’s and the Bank’s own accounts, or for the account of one or more of its customers, were entered into (i) in accordance with all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or the Bank, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and are in full force and effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor the Bank, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of it has been reflected in its books and records in accordance with GAAP consistently applied.

Section 3.28          Agreements with Regulatory Agencies.  Neither the Company nor the Bank is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”).  To the Company’s knowledge, no Regulatory Agreement is pending or threatened.  The Company and the Bank are in compliance in all material respects with each Regulatory Agreement to which they are party or subject.  The Company and the Bank have not received any notice from any Governmental Entity indicating that the Company or the Bank is not in compliance in any material respect with any such Regulatory Agreement.

Section 3.29          No Additional Shares Adjustment.  Any adjustment required pursuant to Section 1(e) of the Investment Agreement shall have been completed prior to the date of this Agreement, and no further adjustments pursuant to Section 1(e) of the Investment Agreement shall have been made or required prior to the Effective Time.

Section 3.30          Factoring.  The Company and the Bank have in place appropriate and customary underwriting and risk management policies and procedures with respect to the factoring business conducted by the Bank and such factoring business has been and is being operated in all material respects in accordance with such policies and procedures and applicable Law.

Section 3.31          Completion of Transaction.  The Company has no knowledge of any fact or circumstances relating to or affecting the Company, the Bank or any of their respective Affiliates that it reasonably believes would prevent the Company from fulfilling its material obligations under this Agreement and completing the Merger, and the other transactions contemplated hereby.

Section 3.32          No Other Representations or Warranties. None of the Company, the Bank or any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or the Bank, except as expressly set forth in this Agreement, and the Parent and Merger Sub hereby disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 4.1            Organization, Standing and Power.  Each of Parent and Merger Sub (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.2            Authority.  Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3            No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound.

(b)           No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) the receipt of such approvals and consents as are required under applicable banking Laws, including from the OCC and the Federal Reserve and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.4            Certain Information.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will and at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

Section 4.5            Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6            Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.7            Financing.  Parent has sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.8            No Agreement with Company Stockholders.  Neither Parent nor Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration with respect to the Shares held by such stockholder of a different amount or nature than the Per Share Merger Consideration contemplated by Article II.

Section 4.9            Completion of Transaction.  Parent has no knowledge of any fact or circumstances relating to or affecting Parent, Merger Sub or any of their respective Affiliates that it reasonably believes would prevent Parent or Merger Sub from fulfilling their material obligations under this Agreement and completing the Merger, and the other transactions contemplated hereby.

Section 4.10          No Other Representations or Warranties.  None of Parent, Merger Sub or any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Parent or Merger Sub, except as expressly set forth in this Agreement, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

COVENANTS

Section 5.1            Conduct of Business.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause the Bank to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit the Bank, without Parent’s prior written consent, to:

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by the Bank to the Company, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or the Bank or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof;

(c)           amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(d)           directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and the Bank, other than in the ordinary course of business consistent with past practice;

(e)           directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except in the ordinary course of business consistent with past practice;

(f)            adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)           (i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or the Bank, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or (ii) make any advances or capital contributions to, or investments in, any other Person, other than the Company or the Bank;

(h)           incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $75,000;

(i)            (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Interim Financial Statements (for amounts not in excess of such reserves) or incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice, or (ii) waive, release, grant or transfer any right of material value;

(j)            (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(k)           commence any Action (other than an Action as a result of an Action commenced against the Company or the Bank), or, except as otherwise permitted by Section 5.10, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby);

(l)            change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m)          settle or compromise any material liability for Taxes, amend any material Tax Return, make, change or revoke any material Tax election other than in the ordinary course of business consistent with past practice or take any material position on any material Tax Return filed on or after the date of this Agreement other than in the ordinary course of business consistent with past practice, extend the statute of limitations with respect to Taxes, or change any method of accounting for Tax purposes;

(n)           change its fiscal or Tax year;

(o)           (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(p)           fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and the Bank as currently in effect;

(q)           renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or the Bank;

(r)            waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or the Bank is a party;

(s)            enter into any new line of business outside of its existing business;

(t)            enter into any new lease or amend the terms of any existing lease of real property;

(u)           change, in any material respect, credit, loan pricing, loan risk rating, underwriting, recognition of charge-offs or other material policies of the Company or the Bank;

(v)           take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(w)          make any new, or renew, restructure or enter into any material modification of any existing, Loans with an unpaid principal balance in excess of $150,000 (provided that to the extent the Company shall have provided Parent with a request for approval of such action together with all relevant information regarding such Loan and Parent shall not have approved or disapproved of such action within three (3) Business Days following such request, Parent shall be deemed to have provided its written approval with respect to such action), or manage its Loan portfolio in a manner that is outside of the ordinary course of business or inconsistent with past practice;

(x)           sell, transfer, restructure or otherwise enter into any material modification of any Small Business Administration Loans, in each case, in a manner that is outside of the ordinary course of business or inconsistent with past practice (the sale of the portion of such loan guaranteed by the Small Business Administration shall be deemed inconsistent with past practice);

(y)           pay or offer to pay interest rates on any deposits, in a manner that is outside of the ordinary course of business or inconsistent with past practice;

(z)           enter into any new factoring relationships or manage the existing factoring business in a manner that is outside of the ordinary course of business or inconsistent with past practice;

(aa)         sell or transfer any existing investment securities or otherwise manage its investment securities portfolio in a manner that is outside of the ordinary course of business or inconsistent with past practice (including purchasing any investment securities other than U.S. Treasury, agency- or GSE-issued securities with a final maturity equal to or less than three (3) years); or

(bb)         authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2            No Solicitation.  The Company shall not, and shall not permit or authorize the Bank or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or the Bank, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing.  The Company shall, and shall cause the Bank and the Representatives of the Company and the Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement at the reasonable request of Parent.  “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and the Bank that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value), of the Company and the Bank, taken as a whole, immediately prior to such transaction, (B) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or the Bank, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of the Company and the Bank, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

Section 5.3            Information Statement.  As promptly as practicable after the date of this Agreement, the Company shall send to the Company’s stockholders the Information Statement, describing the Merger and the transactions contemplated hereby, soliciting the Requisite Stockholder Approval, and providing notice of appraisal rights as required by Section 262 of the DGCL.  The Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Information Statement and (iii) publicly reaffirm such recommendation within 5 days after a reasonable request to do so by Parent or Merger Sub.  Without limiting the generality of the foregoing, the Company agrees that its obligations to distribute the Information Statement to its stockholders and to solicit for the Requisite Stockholder Approval shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal.  The Company agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its stockholders any Acquisition Proposal or propose to do so.  If, at any time prior to obtaining the Requisite Stockholder Approval, any information relating to the Merger, the Company, Parent or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Information Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall, to the extent required by applicable Law, disseminate an appropriate amendment or supplement describing such information to the stockholders of the Company.  Notwithstanding the foregoing, prior to mailing the Information Statement (or any amendment or supplement thereto), the Company shall give Parent and its counsel a reasonable opportunity to review and comment on such document and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

Section 5.4            Access to Information; Confidentiality.  The Company shall, and shall cause the Bank to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause the Bank to, furnish promptly to Parent:  (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.  All such information shall be held confidential in accordance with the terms of Part II, Section D of the Letter of Intent between Parent and the Company dated as of February 5, 2012 (the “Confidentiality Agreement”).  No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.  Notwithstanding anything to the contrary in this Agreement, any materials that the Company or the Bank provide to Parent or Merger Sub pursuant to this Section 5.4 may be redacted (x) as necessary to comply with contractual arrangements and (y) as necessary to address reasonable privilege or confidentiality concerns.

Section 5.5            Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that all necessary regulatory notices and applications (including those to be filed by Parent or Green Bank with the Federal Reserve (if applicable) and the OCC) shall be filed as soon as practicable but in any event within 20 Business Days after the date of this Agreement (unless the Agreement is earlier terminated or such timeline is extended by the Company in writing) and provided further that neither the Company nor the Bank shall commit to the payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent.

(b)           Each of the parties hereto shall furnish to each other party such necessary information (other than confidential information) and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable the Company shall consult with Parent in connection with, all of the information relating to the Company and the Bank (except for confidential information) that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (except for any confidential portions thereof).  Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and their Affiliates shall not be required to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b).  Notwithstanding anything to the contrary in this Agreement, any materials that Parent or Merger Sub provide to the Company, on the one hand, or that the Company or the Bank provide to Parent and Merger Sub on the other hand, pursuant to this Section 5.5 may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address reasonable privilege or confidentiality concerns.

Section 5.6            Takeover Laws.  The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is, becomes, or is reasonably likely to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7            Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any written notice or other written communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other written notice or written communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or the Bank which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8            Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law or court process.  In no event shall this Agreement or any of the terms hereof (or the existence of this Agreement or the fact that Parent and the Company engaged in discussions with respect thereto) be announced or otherwise publicly disclosed prior to the date on which Parent shall have filed its regulatory applications with the OCC and the Federal Reserve (if applicable) with respect to the transactions contemplated by this Agreement, except solely to stockholders in connection the distribution of the Information Statement contemplated hereby and the solicitation of the Requisite Stockholder Approval from such stockholders.

Section 5.9            Financial Statements.  As soon as reasonably practicable after they become available, but in no event more than ten (10) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent unaudited consolidated financial statements (including balance sheets, statements of operations and statements of stockholders’ equity) of the Company as of and for such month then ended.

Section 5.10          Stockholder Litigation.  The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (except that Parent’s prior written consent shall not be required for any such settlement which results only in a monetary liability to the Company of less than $250,000, individually or in the aggregate, and which liability will either be included in the final Tangible Book Value or will be fully included in the final Adjusted Tangible Book Value as a TBV Adjustment).

Section 5.11          Insurance and Indemnification.

(a)           Each of the Company and the Bank shall use commercially reasonable efforts to maintain insurance (including directors’ and officers’ liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Company and the Bank as of the date of this Agreement.  The Company will promptly inform Parent if the Company or the Bank receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

(b)           Prior to the Effective Time, in close consultation with Parent, the Company shall purchase a directors’ and officers’ liability tail insurance policy with respect to the Company’s existing basic and excess directors’ and officers’ liability insurance or with respect to coverage and amount that are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof (the “D&O Tail”), in either case, that, for a period of six years following the Effective Time, will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement).

(c)           Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company (collectively, the “Indemnified Parties”) as provided in the Company Charter or Company Bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by Parent and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

Section 5.12          Employment and Severance Arrangements.

(a)           On or prior to the date hereof, Green Bank and the individual set forth on Schedule 5.12(a) have entered into an employment agreement in a form satisfactory to Parent (the “New Employment Agreement”), which New Employment Agreement shall become effective upon the Effective Time.

(b)           Prior to the Effective Time, the Company (and/or the Bank) shall terminate, effective as of the Effective Time, all employment, consulting or similar agreements with any of the individuals set forth on Schedule 5.12(b)(i) (the “Terminated Employees”), and, if applicable, shall pay severance to each such Terminated Employee in accordance with each such Terminated Employee’s employment, consulting or similar agreements, subject to receipt of a customary release in form and substance reasonably satisfactory to Parent from each such Terminated Employee, and the employment or other engagement of each Terminated Employee (except as otherwise noted on Schedule 5.12(b)(i)) shall be terminated effective immediately prior to the Effective Time.  In addition, the Company (and/or the Bank) shall honor all retention agreements in place as of the date hereof with the employees set forth on Schedule 5.12(b)(ii), and shall pay all retention amounts owed in accordance with the terms of such retention agreements.  The aggregate cost of all such severance and retention payments referred to herein shall be referred to as the “Severance and Retention Expenses”).

(c)           During the period between the date of this Agreement and the Effective Time, the Company shall, and shall cause the Bank to, provide Parent and its representatives reasonable access during normal business hours to any of the employees of the Company or the Bank, including for the purpose of conducting job interviews or otherwise communicating transition plans and other matters to such employees (including providing written communications to such employees with respect to human resources, retention or transition planning matters).

(d)           To the extent permitted under the employee benefit plans of Parent, Parent shall recognize, for purposes of determining eligibility, vesting and benefit accrual (other than for purposes of benefit accrual under any defined benefit pension plan of Parent) under the employee benefit plans applicable to employees of the Company following the Effective Time, the service of any employees of the Company and the Bank who become employees of Parent or a Subsidiary of Parent as of the Effective Time.

(e)           After the Effective Time, except to the extent that Parent or any of its Subsidiaries continues Company Plans in effect or as otherwise expressly provided in this Agreement, employees of the Company and the Bank that become employed by Parent or any of its Subsidiaries will be eligible for employee benefits that Parent or such Subsidiary, as the case may be, provides to its similarly situated employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such similarly situated employees, provided that nothing in this Agreement shall require any duplication of benefits to any such employee.

Section 5.13          Transition Cooperation; Transition Implementation Plan.  Subject to applicable Law, during the period between the date of this Agreement and the Effective Time, the Company shall cooperate in good faith with Parent to facilitate an orderly transition of the operations of the Company and the Bank to Parent and Green Bank in connection with the Merger and the Bank Merger, including facilitation of the transition of data processing and similar services and systems that currently support the operations of the Company and the Bank to the systems of Parent and Green Bank.  In furtherance of the foregoing, the Company and Parent shall develop a transition implementation plan as promptly as practicable following the date of this Agreement, and the Company shall appoint a manager reasonably acceptable to Parent who shall be the principal representative of the Company to manage the implementation of such transition implementation plan.  The transition implementation plan shall address (a) the transition of facilities, information, personnel, records, documents and other matters from the Company and the Bank to Parent and Green Bank, (b) the conversion of data processing operations to Green Bank’s systems, (c) the notification of depositors, and approval of the form of notice, and of regulatory authorities, to the extent required, and (d) any other matters relating to the transition of operations resulting from the Merger and the Bank Merger.

Section 5.14          Bank Merger.  The Company shall take, and shall cause the Bank to take, all actions necessary for the Bank and Green Bank to consummate the Bank Merger immediately following the Effective Time reasonable requested by Parent, including entering into an agreement and plan of merger in a form reasonably acceptable to Parent and Company and effecting such filings and executing such other documents as may be reasonably requested by Parent.  Parent agrees to prepare all such agreements and other documents necessary for the Bank and Green Bank to consummate the Bank Merger.

Section 5.15          Written Consents.  Notwithstanding anything to the contrary in this Agreement, the Company shall use its commercially reasonable efforts to obtain not later than the twentieth (20th) Business Day following the date of this Agreement duly executed written consents from such stockholders of the Company as are necessary to obtain the Requisite Stockholder Approval.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1            Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

(b)           Adjusted Tangible Book Value.  Either (i) Parent and the Company shall have agreed in writing regarding the Adjusted Tangible Book Value as of the Effective Time or (ii) the Neutral Auditor shall have made its final and binding determination of Adjusted Tangible Book Value pursuant to Section 2.2(a).

(c)           Regulatory Approvals.  (i) All regulatory approvals and consents from the Federal Reserve (if applicable) and the OCC and (ii) any other regulatory approvals, notices and filings set forth in Section 3.5 and Section 4.3 the failure of which to obtain or make would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(d)           No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 6.2            Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.10(b), Section 3.13(d), Section 3.14(b), Section 3.21, Section 3.22, Section 3.24 and Section 3.25 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified)

and each of the remaining representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)        Regulatory Conditions.  No Governmental Entity shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, nor shall any Law have been enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement, which would reasonably be expected to restrict or burden Parent, the Surviving Corporation or any of their respective Affiliates and which would, individually or in the aggregate, have a Material Adverse Effect on Parent, the Surviving Corporation or any of their respective Affiliates, in each case measured on a scale relative to the Company (including, without limitation, any requirement to raise or obtain capital in excess of the amount necessary to remain well capitalized under generally applicable regulatory capital guidelines).

(c)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d)           Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(c) and 6.2(e).

(e)           Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, event, change, occurrence, condition, development, circumstance or effect that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(f)            Deposit Liabilities.  The aggregate amount of core deposit liabilities of the Bank (defined as demand, checking, savings, money-market and transactional accounts and certificates of deposit, but excluding, for the avoidance of doubt, brokered certificates of deposits) shall be equal to not less than thirty-nine million U.S. dollars ($39,000,000).

(g)           Minimum Adjusted Tangible Book Value.  The Adjusted Tangible Book Value as of the month-end as of which the Final Closing Statement shall have been prepared shall be equal to an amount not less than seven million five hundred thousand U.S. dollars ($7,500,000).

(h)           Allowance for Loan and Lease Losses.  The Bank’s allowance for loan and lease losses as of the month-end as of which the Final Closing Statement shall have been prepared shall be adequate to absorb losses in the Bank’s Loan portfolio as calculated in accordance with GAAP and pursuant to the Bank’s historical practices consistently applied and such allowance shall in no event be less than five hundred thousand U.S. dollars ($500,000).

(i)            Termination of Certain Agreements.  All existing non-competition agreements, employment agreements, consulting agreements, change of control agreements, option award agreements and any similar agreements between the Company or the Bank and any director, officer, employee or consultant of the Company or the Bank shall have been terminated, and the employment or other engagement of each Terminated Employee (except as otherwise noted on Schedule 5.12(b)(i)) shall have been terminated.

(j)            New Employment Agreement.  The New Employment Agreement shall remain in full force and effect.

(k)           Actions.  Any Action by any stockholder of the Company (or any of its Affiliates) pending or threatened against or affecting Parent or any of its Subsidiaries, the Company or the Bank, any of their respective properties or any of their respective assets shall have been settled prior to the Effective Time and the amount of any such settlement (and the Company’s costs and expenses related thereto) shall either be included in the final Tangible Book Value or shall be fully included in the final Adjusted Tangible Book Value as a TBV Adjustment.

(l)            Dissenting Shares.  Dissenting Shares shall represent not more than five percent (5.00%) of the outstanding Shares.

(m)          AHK Credit.  The AmericanHomeKey credit shall have been paid off in full in accordance with its terms prior to the Effective Time, or shall have been charged off in full for purposes of the Final Closing Statement.

Section 6.3            Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified) and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1            Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before the date that is six (6) months after the date of this Agreement (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date; or

(ii)           if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(c)           by Parent:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)           if Parent receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Requisite Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Requisite

Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b); or

(iii)          if the Requisite Stockholder Approval shall not have been obtained prior to or on the twentieth (20th) Business Day following the date of this Agreement; or

(d)           by the Company:  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any of its covenants or agreements set forth in this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2            Effect of Termination.  In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.24 and Section 4.5 (Brokers), Section 5.8 (Public Announcements), this Section 7.2 (Effect of Termination), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.8 (No Third Party Beneficiaries), Section 8.9 (Governing Law), Section 8.10 (Submission to Jurisdiction), Section 8.11 (Assignment; Successors), Section 8.12 (Enforcement), Section 8.14 (Severability), Section 8.15 (Waiver of Jury Trial), Section 8.16 (Fees and Expenses) and Section 8.20 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1            Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, if by facsimile, upon written confirmation of receipt by facsimile, or if by email, upon written confirmation of receipt by email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Parent, Merger Sub or the Surviving Corporation, to:

Green Bancorp, Inc.
4000 Greenbriar
Houston, Texas 77098
Attention:  John P. Durie, Executive Vice President and Chief Financial Officer
Facsimile:  (713) 275-8228
Email: JDurie@greenbank.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  William S. Rubenstein
Facsimile:  (917) 777-2642
Email:  William.Rubenstein@skadden.com

(ii)           if to Company, to:

Opportunity Bancshares, Inc.
1301 E. Campbell Road
Richardson, Texas 75081
Attention:  Glen C. Terry, President and Chief Executive Officer
Facsimile:  (707) 254-7750
Email:  GTerry@oppbank.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention:  John B. Beckman
Facsimile:  (202) 637-5910
Email:  john.beckman@hoganlovells.com

Section 8.3            Certain Definitions.  For purposes of this Agreement:

(a)           “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)           “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed;

(c)           “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)           “knowledge” of any party means the actual knowledge, after due inquiry, of each of Glen Terry, Mike Nichols, Tom Yenne and Maureen Clark;

(e)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(f)            “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4            Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5            Entire Agreement.  This Agreement (including the Exhibits, Schedules and other ancillary documents hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6            Termination of Investment Agreement and Stockholders Agreement.  Each stockholder of the Company who consents to the Merger by consenting to the

Merger, by such consent and without any further action, and each stockholder of the Company who receives the Per Share Merger Consideration, by acceptance thereof and without any further action, shall be deemed to acknowledge, agree and confirm that, as of the Effective Time, the Investment Agreement and the Stockholders Agreement shall be terminated and shall be of no further force and effect.

Section 8.7            No Recourse.  No director or officer of the Company or the Bank, acting in such person’s capacity as director or officer, shall have any personal liability for breaches of this Agreement by the Company, and Parent, Merger Sub, the Surviving Corporation and the Bank hereby waive and release all claims of any such liability.

Section 8.8            No Third Party Beneficiaries.  Except as contemplated with respect to Section 5.11(c), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.9            Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.10          Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any state or federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.11          Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.12          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.13          Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.14          Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.15          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.16          Fees and Expenses.  Except as otherwise provided in Section 2.2, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii), the Company shall promptly (and in no event more than two (2) Business Days following such termination) reimburse Parent for all reasonable and documented fees and expenses incurred by Parent in connection with this Agreement in an amount not to exceed seventy-five thousand U.S. dollars ($75,000).

Section 8.17          Amendment or Supplement.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.18          Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.19          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.20          No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GREEN BANCORP, INC.

By:	/s/ John P. Durie
	Name:	John P. Durie
	Title:	Executive Vice President, Secretary and Treasurer

OPPORTUNITY MERGER SUB CORP.

By:	/s/ John P. Durie
	Name:	John P. Durie
	Title:	Executive Vice President, Secretary and Treasurer

OPPORTUNITY BANCSHARES, INC.

By:	/s/ Glen C. Terry
	Name:	Glen C. Terry
	Title:	President and CEO

Signature Page to Merger Agreement